EXHIBIT 10.34

U.S. WIRELESS DATA


August 21, 1997


Mr. Robert Robichaud
4632 Ross Gate Way
Pleasanton, CA 94566

Dear Robert:

Pursuant to our discussions, this letter is the formal offer of employment which I am delighted to extend to you. The following outlines the specifics of the offer for your consideration:

Position:  Chief Financial Officer

Reports to:  Chief Executive Officer

Start Date:  September 5, 1997

Compensation:     Base Salary of $125,000.00 annually, with  $25,000.00 in bonus on achievement of agreed upon performance goals.

Stock Options: 50,000 qualified stock option shares with a vesting schedule of 10% at grant date, plus 3% per month thereafter. The exercise price will be the average trading price of the stock on the day of the grant. Additional stock options, up to 50,000 will be made available to you based on specific performance criteria, which will be developed within 90 days of your employment.

Benefits:         You will be eligible  for  all  U.S.  Wireless  Data  benefits according to existing eligibility requirements.

Severance:        Should  U.S.  Wireless  Data Inc.  terminate  your  employment without cause, your base salary will be continued for a period of one year beyond your termination date.

Robert, I look forward to working with you. Please indicate your acceptance of this offer by signing and dating below.

Best Regards,                          Accepted this 21 day of August 1997


Evon A. Kelly
                                       By:/s/ Robert E. Robichaud
                                       --------------------------
Chief Executive Officer